Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 8, 2006, accompanying the consolidated financial statements and schedules and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Resource America, Inc. on Form 10-K for the year ended September 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Resource America, Inc. on Forms S-8 (File No. 333126344, effective July 1, 2005, File No. 333105615, effective May 28, 2003, File Nos. 33398505 and 33398507, effective August 22, 2002, File No. 33381420, effective January 25, 2002 and File No. 33337416, effective May 19, 2000).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
December 8, 2006